Exhibit 10.1

EXECUTION COPY
Privileged and Confidential

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PPL HOLTWOOD, LLC

and

LSP SAFE HARBOR HOLDINGS, LLC

Dated as of September 9, 2010

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Indemnification Agreement
Exhibit C	Form of Intercreditor Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Master Power Sale Agreement

SCHEDULES
1.1(11)	Assigned Agreements
1.1(40)	Excluded Liabilities
1.1(56)	Initial Amount
1.1(58)(a)	Seller’s Knowledge
1.1(58)(b)	Buyer’s Knowledge
1.1(68)	Permitted Encumbrances
1.1(92)	Senior Members of Management of Safe Harbor
3.2	Safe Harbor Corporate Organization Information
3.3	Safe Harbor Changes and Events
3.4	Safe Harbor Legal Proceedings
3.5	Safe Harbor Compliance with Laws; Sufficiency of Assets
3.6(a)	Safe Harbor Material Contracts
3.6(c)	Safe Harbor Defaults under Material Contracts
3.7	Safe Harbor Liens
3.8(a)	Safe Harbor Employee Benefit Plans
3.8(d)	Safe Harbor Other Employee Benefit Matters
3.9	Safe Harbor Environmental Matters
3.10	Safe Harbor Insurance
3.11	Safe Harbor Tax Proceedings
3.12	Safe Harbor Intellectual Property
3.13	Safe Harbor Personal Property Condition
3.14	Safe Harbor Undisclosed Liabilities
4.3(a)	Seller’s Defaults and Violations; Consents
4.3(b)	Seller’s Required Regulatory Approvals
4.5(b)	Defaults under Assigned Agreements
4.7	Brokers; Finders
5.3(a)	Buyer’s Defaults and Violations; Consents
5.3(b)	Buyer’s Required Regulatory Approvals
6.4(d)	Buyer Restrictions
6.8(b)(i)	Security Agreement Matters
6.8(b) (ii)	Buyer Letter of Credit Terms
6.8(d)	Seller’s Letters of Credit, Guarantees or Other Credit Support
6.9(a)	Conduct of Business Pending the Closing
6.11	Additional Actions
7.1(c)(i)	Certain Buyer’s Required Regulatory Approvals
7.1(c)(ii)	Certain Seller’s Required Regulatory Approvals
7.1(i)	Buyer’s Required Third Party Consents
7.2(g)	Seller’s Required Third Party Consents
7.2(h)	Safe Harbor/Holtwood Separation Matters

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of September 9, 2010 (this “Agreement”), by and between PPL Holtwood, LLC, a Delaware limited liability company (“Seller”), and LSP Safe Harbor Holdings, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller is the record and beneficial owner of 100,000 shares of Class B Stock (“Seller’s Interest”) of Safe Harbor Water Power Corporation (“Safe Harbor”), par value $0 per share (“Voting Stock”), which constitute fifty percent (50%) of the authorized voting stock of Safe Harbor and one third of the total authorized capital stock of Safe Harbor;

WHEREAS, Seller and certain of its Affiliates are parties to certain agreements relating to Safe Harbor and the Seller’s Interest (as further defined below, the “Assigned Agreements”);

WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, Seller’s Interest and the Assigned Agreements upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, LS Power Equity Partners II, L.P., a Delaware limited partnership (“Buyer Parent”), has executed and delivered the Buyer Parent Guarantee (as defined below);

WHEREAS, PPL Energy Supply, LLC, a Delaware limited liability company (“PPL Energy Supply”), has executed and delivered the PPL Energy Supply Guarantee (as defined below); and

WHEREAS, in connection with this Agreement, pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, by and between PPL Generation (as defined below), an Affiliate of Seller, and Harbor Gen Holdings, LLC, an Affiliate of Buyer (the “Affiliate PSA”), upon the terms and subject to the conditions therein, the parties thereto have agreed to the purchase and sale of certain membership interests together with the assignment of certain agreements to be consummated simultaneously with the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

(1) “Action” means a suit, claim, action, administrative, arbitral, litigation or other proceeding, inquiry, audit, hearing, petition, grievance, complaint or governmental or regulatory investigation.

(2) “Additional Agreements” means the Buyer Parent Guarantee, the PPL Energy Supply Guarantee, the Assignment and Assumption Agreements, the Indemnification Agreement, the Intercreditor Agreement and the Security Agreement.

(3) “Adjustment Amount” means an amount equal to the sum of (i) the Dividend Adjustment Amount, minus (ii) the Power Bill Adjustment Amount, and plus or minus (iii) the True-Up Adjustment Amount.

(4) “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(5) “Affiliate PSA” has the meaning set forth in the recitals to this Agreement.

(6) “Affiliate PSA Closing” means the closing of the transactions contemplated by the Affiliate PSA.

(7) “Affiliate PSA Outside Date” means the “Outside Date” as defined in the Affiliate PSA.

(8) “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

(9) “Antitrust Authorities” has the meaning set forth in Section 6.4(a).

(10) “Assets” means assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible.

(11) “Assigned Agreements” means the agreements listed on Schedule 1.1(11), which will be assigned pursuant to the Assignment and Assumption Agreement(s).

(12) “Assignment and Assumption Agreements” means the assignment and assumption agreements between Seller (and, to the extent applicable, its Affiliates) and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Seller or its Affiliates shall assign the Assigned Agreements and Buyer shall accept such assignment and assume the Assumed Liabilities.

(13) “Assumed Liabilities” means any and all Liabilities of Seller or its Affiliates arising under the Assigned Agreements, other than the Excluded Liabilities.

(14) “Benefit Plans” has the meaning set forth in Section 3.8(a).

(15) “Business” means the business of ownership, operation and maintenance of the Safe Harbor Station by Safe Harbor.

(16) “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

(17) “Buyer” has the meaning set forth in the preamble to this Agreement.

(18) “Buyer Closing Statement” has the meaning set forth in Section 2.3(a).

(19) “Buyer Letter of Credit” has the meaning set forth in Section 6.8(b)(ii).

(20) “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

(21) “Buyer Parent” has the meaning set forth in the recitals to this Agreement.

(22) “Buyer Parent Guarantee” means the guarantee dated as of the date hereof of Buyer Parent, for the benefit of Seller.

(23) “Buyer’s Indemnitee” has the meaning set forth in Section 8.1(b).

(24) “Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

(25) “Closing” has the meaning set forth in Section 2.1.

(26) “Closing Date” has the meaning set forth in Section 2.1.

(27) “Closing Payment” has the meaning set forth in Section 2.2(c).

(28) “Code” means the Internal Revenue Code of 1986, as amended.

(29) “Confidentiality Agreement” means the Confidentiality Agreement, dated June 1, 2010, between PPL Services Corporation and LS Power Equity Advisors, LLC.

(30) “Consent” means consent, approval or authorization of any Person.

(31) “Contract” means any contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

(32) “CPSG” means Constellation Power Source Generation, Inc.

(33) “Credit Rating” means, with respect to any Person, the rating then assigned to such Person’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such Person does not have such a rating, then the rating then assigned to such Person as an issuer, by S&P or Moody’s, as applicable.

(34) “Dividend Adjustment Amount” means an amount equal to (i) the first dividend paid by Safe Harbor to Buyer following Closing, multiplied by (ii) a fraction, the numerator of which is the number of calendar days between the last-pre-Closing dividend record date through and including the date that is immediately prior to the Closing Date, and the denominator of which is the number of calendar days from the last Safe Harbor dividend payment preceding the Closing Date to the date of the first post-Closing dividend payment.

(35) “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, easements, deed restrictions, conditional and installment sale agreements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

(36) “Environmental Laws” means all applicable Laws relating to pollution or protection of the environment.

(37) “ERISA” has the meaning set forth in Section 3.8(a).

(38) “Estimated Adjustment Amount” has the meaning set forth in Section 2.2(b).

(39) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(40) “Excluded Liabilities” means all Liabilities (i) of Seller (or its Affiliates  (excluding Safe Harbor)),  including all Liabilities under the Assigned Agreements arising prior to the Closing Date, but excluding all Liabilities under the Assigned Agreements arising on or after the Closing Date or (ii) set forth on Schedule 1.1(40).

(41) “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

(42) “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

(43) “Filing” means any registration, declaration, notice or filing with any Governmental Authority.

(44) “Final Order” means an action by a Governmental Authority as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Authority does not have the action under reconsideration on its own motion and (iv) no appeal to a court or a request for stay by a court of the Governmental Authority’s action is pending or in effect and the deadline for filing any such appeal or request has passed; provided that an order of any Governmental Authority granting approval of the transactions contemplated by this Agreement may be deemed a Final Order during the pendency of any reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if Buyer’s and Seller’s respective regulatory counsel in good faith agree that such proceedings are not reasonably likely to result in a reversal of such order.

(45) “Financial Statements” has the meaning set forth in Section 3.14.

(46) “GAAP” means generally accepted accounting principles in the U.S.

(47) “Governmental Authority” means any executive, legislative, judicial, regulatory, tribal or administrative agency, body, commission, department, board, court, tribunal or authority of the U.S. or any foreign country, or any entity properly delegated authority by such entities, or any state, local or other governmental subdivision thereof, or any entity acting by duly delegated authority granted from the foregoing, including without limitation any regional transmission organization such as PJM, and the North American Electric Reliability Corporation (including any applicable regional authorities thereof).

(48) “Hazardous Substances” means any petroleum, friable asbestos, polychlorinated biphenyls or materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

(49) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(50) “Indebtedness” means any of the following: (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums, penalties and similar amounts relating thereto; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay in installments, or for the deferred purchase price, of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (g) any guaranty, security interest or Encumbrance upon any property or Asset related to any of the foregoing.

(51) “Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

(52) “Indemnification Agreement” means the indemnification agreement between Seller (or its Affiliates) and Buyer, to be delivered at the Closing, substantially in the form of Exhibit B hereto or otherwise reasonably acceptable to Seller.

(53) “Indemnifying Party” has the meaning set forth in Section 8.1(d).

(54) “Indemnitee” has the meaning set forth in Section 8.1(b).

(55) “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

(56) “Initial Amount” means the portion of the Total Purchase Price allocated to the transactions contemplated by this Agreement as set forth in Schedule 1.1(56).

(57) “Intercreditor Agreement” means an agreement containing substantially the terms set forth in the intercreditor agreement term sheet attached hereto as Exhibit C among Seller (or its Affiliates), Buyer and the Second Lien Acquisition Debt Holders, or otherwise reasonably acceptable to Seller.

(58) “Knowledge” means (i) in the case of Seller, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(58)(a), and (ii) in the case of Buyer, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(58)(b).

(59) “Laws” means all laws, statutes, rules, regulations, ordinances and Orders of any Governmental Authority.

(60) “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including Indebtedness and any liability for Taxes.

(61) “Master Power Sale Agreement” means the Master Power Sale Agreement among Seller, PPL EnergyPlus, LLC and Buyer and the related confirmations, to be delivered at the Closing, substantially in the form of Exhibit E hereto or otherwise reasonably acceptable to Buyer and Seller.

(62)  “Material Adverse Effect” means any change in or effect on the Business that is materially adverse to the properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole, other than (a) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific to the Business, (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of PJM, (c) any change or effect resulting from changes in the international, national, regional or local electricity transmission or distribution systems or operations thereof, (d) changes in general economic conditions, interest rates or credit or securities markets in the U.S. or elsewhere, (e) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (f) any change or effect resulting from any condition imposed on any Party or the Business by a Governmental Authority in connection with the grant of such Governmental Authority’s Consent or approval of the transactions contemplated hereby, (g) any acts of war or terrorist activities, (h) strikes, work stoppages or other labor disturbances that are not specific to the Business, (i) any matter to the extent that (I) it is disclosed in reasonable detail in any Schedule delivered by Seller on the date hereof and (II) such disclosed matter does not worsen in a material manner, (j) any change or effect arising directly by reason of the announcement of the transactions provided for in this Agreement, and (k) any change in or effect on the Business which is cured (including by payment of money), without any material adverse impact before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1; provided, that in each of clauses (a), (b), (c), (e), (g) and (h), only to the extent such changes or effects do not have a disproportionate effect on the Business that is adverse to the properties, results of operations or condition (financial or otherwise) of the Business (taken as a whole) as compared to other similarly situated businesses.

(63) “Material Contracts” means all Contracts to which Safe Harbor is a party or by which the Assets of Safe Harbor are bound (i) requiring or guaranteeing (including by collateral signature, surety, or joint and several debt) payments by or to Safe Harbor in excess of $250,000 per annum or $750,000 in the aggregate, (ii) for the sale, purchase, interconnection, supply or transmission of fuel, energy, capacity, hydrology, or any ancillary services, (iii) with Seller or any Affiliate thereof (including any employee, manager, officer or director of Seller or any Affiliate), (iv) that are employment or collective bargaining agreements, (v) that are partnership, joint venture or limited liability company agreements, (vi) for the creation, incurrence, assumption or guarantee of any outstanding Indebtedness, or under which Safe Harbor has imposed a security interest on any of its Assets, which security interest secures outstanding Indebtedness, (vii) for the acquisition, ownership, or leasing of any real property, and for which any material obligations are outstanding, or (viii) which contain any covenant restricting the ability of Safe Harbor to compete or to engage in any activity or business, except, in each case, for Contracts with respect to which Safe Harbor will not be bound or have liability from or after the Closing or which are terminable on less than ninety (90) days’ notice without penalty or payment.

(64) “Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

(65) “Outside Date” has the meaning set forth in Section 9.1(b).

(66) “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

(67) “Permit” means any permit, certificate, license, franchise, Consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Authority that possesses competent jurisdiction.

(68) “Permitted Encumbrances” means: (a) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings and for which reserves have been established on the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practices; (c) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities that are made public; (d) Encumbrances created by Buyer or its Representatives on Buyer’s behalf; (e) Encumbrances listed on Schedule 1.1(68); and (f) imperfections or irregularities of title and such other Encumbrances that are, individually or in the aggregate, not reasonably likely to materially detract from the value or use and enjoyment thereof in the Business as a whole as currently conducted.

(69) “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.

(70) “PJM” means PJM Interconnection, L.L.C., and any successor entity thereto.

(71) “PJM Transfer Date” means such date as the transfer to Buyer of Seller’s and/or its Affiliates’ entitlement to one-third of the capacity, energy and ancillary services of the Safe Harbor Station is reflected in all applicable PJM systems and databases.

(72) “Power Bill Adjustment Amount” means an amount equal to (i) the Safe Harbor Power Bill for the month in which the Closing occurs (and which will be billed by Safe Harbor in the month following Closing), multiplied by (ii) a fraction, the numerator of which is the number of days in such month preceding the Closing Date and the denominator of which is the total number of days in such month.  If the Closing occurs in December 2010, the Safe Harbor Power Bill referred to in clause (i) shall exclude any of the True-Up Amount for purposes of determining the Power Bill Adjustment Amount.

(73) “PPL Energy Supply” means PPL Energy Supply, LLC, a Delaware limited liability company.

(74) “PPL Energy Supply” has the meaning set forth in the recitals to this Agreement.

(75) “PPL Energy Supply Guarantee” means the guarantee dated as of the date hereof of PPL Energy Supply, for the benefit of Buyer.

(76) “PPL Generation” means PPL Generation, LLC, a Delaware limited liability company.

(77) “Purchase Price” has the meaning set forth in Section 2.2(a).

(78) “Release” means any release, spill, leak, discharge, disposal of, pouring, emptying, injecting, or dumping of a Hazardous Substance into the environment.

(79) “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, managers, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).

(80) “Safe Harbor” has the meaning set forth in the recitals to this Agreement.

(81) “Safe Harbor Power Bill” shall mean the monthly amount billed to Seller by Safe Harbor for amounts owed by Seller to Safe Harbor under the Safe Harbor PPA for the preceding month.

(82) “Safe Harbor PPA” means the Safe Harbor Contract, dated as of September 1, 1982, effective November 1, 1982, by and between CPSG (as assignee of Baltimore Gas and Electric Company), Seller (as assignee of Pennsylvania Power & Light Company) and Safe Harbor.

(83) “Safe Harbor Station” means the hydroelectric plant known as Safe Harbor Hydroelectric Station, located near Lancaster, Pennsylvania, and related properties and assets owned or operated by Safe Harbor.

(84) “Second Lien Acquisition Debt Holders” means any second lien “Acquisition Debt Lenders” (as defined in the Indemnification Agreement) from time to time.

(85) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(86) “Security Agreement” means the security agreement between Seller (or its Affiliates) and Buyer to be delivered at the Closing, substantially in the form of Exhibit D hereto or otherwise reasonably acceptable to Seller.

(87) “Seller” has the meaning set forth in the preamble to this Agreement.

(88) “Seller Closing Statement” has the meaning set forth in Section 2.3(b).

(89) “Seller’s Indemnitee” has the meaning set forth in Section 8.1(a).

(90) “Seller’s Interest” has the meaning set forth in the recitals to this Agreement.

(91) “Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

(92) “Senior Members of Management of Safe Harbor” means those individuals whose names are listed on Schedule 1.1(92).

(93) “Senior Notes” means the $65,000,000 principal amount 7.06% Series A Senior Notes of Safe Harbor issued on June 25, 2008 and maturing on June 30, 2018.

(94) “Senior Notes Guarantee” has the meaning set forth in Section 6.8(a).

(95) “Subsidiary”, when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

(96) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, gross revenues, gross earnings, gas, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

(97) “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

(98) “Third-Party Claim” has the meaning set forth in Section 8.2(a).

(99) “Total Purchase Price” means the sum of the Initial Amount plus the “Initial Amount” (as defined in the Affiliate PSA), which in all cases shall equal $381,000,000.

(100) “Transfer Taxes” has the meaning set forth in Section 6.5.

(101) “True-Up Adjustment Amount” shall mean (i) if the Closing occurs on or before December 31, 2010, an amount equal to (A) one-third of the True-Up Amount determined in January 2011 by Safe Harbor management in good faith consistent with past practice, multiplied by (B) a fraction, the numerator of which is the number of days in 2010 preceding the Closing Date, and the denominator of which is 365; and (ii) if the Closing occurs after December 31, 2010, zero.

(102) “True-Up Amount” shall mean the annual true-up of the Safe Harbor Power Bill determined by Safe Harbor management in January of each year, which amount represents a reconciliation of amounts actually paid by the Safe Harbor shareholders under the Safe Harbor PPA during the preceding calendar year against Safe Harbor’s expenses for such calendar year.

(103) “Unintentional Safe Harbor Breach” means, with respect to the covenants and agreements set forth in Section 6.9(a) of this Agreement, a breach thereof by Seller resulting from the action or inaction of Safe Harbor, so long as (i) prior to such action or inaction, the decision to take such action or permit such inaction had not been presented to the board of directors of Safe Harbor or a duly authorized representative of Seller for its consent or approval as an owner of the Seller’s Interest, or (ii) if so presented, Seller or its representative or designated director had not granted such consent or approval.

(104) “U.S.” means the United States of America.

(105) “Voting Stock” has the meaning set forth in the recitals to this Agreement.

1.2. Construction. In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c) a reference to any Person shall include such Person’s predecessors;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;

(e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i) the plural shall be deemed to include the singular and vice versa.

1.3. U.S. Dollars.  When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

ARTICLE II

PURCHASE AND SALE

2.1. Closing.  The purchase and sale of the Seller’s Interest, and the consummation of the other transactions contemplated hereby (including the due execution and delivery of the Assignment and Assumption Agreements), shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on the same date and simultaneously with the Affiliate PSA Closing, on the date that is five (5) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Article VII of this Agreement (other than the Affiliate PSA Closing and those other conditions that by their very nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied (provided that such Closing shall not occur until the earlier of (i) the date that is five (5) Business Days after the “Closing Date” as such term is defined in the Purchase and Sale Agreement, dated as of April 28, 2010, by and among E.ON US Investments Corp., PPL Corporation and E.ON AG and (ii) December 20, 2010) or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

2.2. Payment of Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Seller’s Interest and the due execution and delivery of the Assignment and Assumption Agreements, Buyer shall pay to Seller cash in an aggregate amount equal to (A) the Initial Amount plus or minus (B) the Adjustment Amount (collectively, the “Purchase Price”).

(b) At least three (3) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) based on consultation with Safe Harbor management and the most recent financial information then available.

(c) At the Closing, in furtherance but not in duplication of Section 2.2(a), Buyer shall pay to Seller cash in an aggregate amount equal to (A) the Initial Amount plus or minus (B) the Estimated Adjustment Amount (the “Closing Payment”). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account designated by Seller to Buyer at least two (2) Business Days prior to the Closing Date.

2.3. Adjustment to Purchase Price.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller, at Buyer’s sole cost and expense, a statement setting forth its calculation of the actual Adjustment Amount (the “Buyer Closing Statement”).

(b) In the event that Seller is in disagreement with the Buyer Closing Statement, Seller shall, within thirty (30) days after receipt of the Buyer Closing Statement, prepare and deliver to Buyer a computation of its own analysis of the Buyer Closing Statement (the “Seller Closing Statement”). If within thirty (30) days following delivery of such computation Buyer does not object in writing thereto to Seller, then the Buyer Closing Statement shall be as reflected on the computation provided by Seller pursuant to the immediately preceding sentence.  If within such thirty (30) days Buyer objects to Seller in writing to such computation, then Buyer and Seller shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement within thirty (30) days after receipt by Buyer of such written objection from Seller, then the disputed items of the Buyer Closing Statement (such items, the “disputed items”) shall be submitted to the Independent Accounting Firm, and all other items on the Buyer Closing Statement shall be final, binding and conclusive on the Parties.  The Independent Accounting Firm will deliver to Buyer and Seller a written determination of the disputed items (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Seller) within thirty (30) days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties.  In resolving any disagreement, the Independent Accounting Firm may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than the lowest value claimed for such disputed item by any Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.3(b) will be allocated between Seller and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm).  Within ten (10) Business Days after the Buyer Closing Statement is finally determined as provided in this Section 2.3(b) (as agreed between the Parties or as determined by the Independent Accounting Firm), the difference between the actual Adjustment Amount and the Estimated Adjustment Amount shall be paid by Seller to Buyer or by Buyer to Seller, as applicable, by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable.

2.4. Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) The Assignment and Assumption Agreements, duly executed by Seller (and, to the extent applicable, its Affiliates);

(b) The stock certificate representing the Seller’s Interest or other documents necessary to transfer the Seller’s Interest to Buyer;

(c) A letter of resignation for each of the directors of Safe Harbor appointed by Seller or its Affiliates;

(d) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller’s Required Regulatory Approvals set forth on Schedule 7.1(c)(ii);

(e) An affidavit, duly executed by the appropriate Affiliate of Seller, certifying facts as necessary to exempt the transactions hereunder from withholding under Section 1445 of the Code;

(f) All books and records in Seller’s or its Affiliates’ (other than Safe Harbor’s) possession and directly related to the Business and the Assigned Agreements; provided such books and records shall not include (A) duplicate copies of all records transferred to Buyer pursuant to this Agreement, (B) documents or files relating to employees of Seller or its Affiliates as of the date hereof who are not employees of Buyer or its Affiliates after Closing, (C) employee documents or files afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to the disclosure of the same to Buyer, (D) all records prepared in connection with the sale of Safe Harbor (including bids received from third parties and analyses relating to Safe Harbor) or (E) financial or other projections, other than internal projections prepared by Safe Harbor, relating to the Business;

(g) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Seller in connection herewith;

(h) The Indemnification Agreement, duly executed by Seller (or its Affiliate), if required pursuant to Section 6.8(b);

(i) The Intercreditor Agreement, duly executed by Seller (or its Affiliate), if required pursuant to Section 6.8(b);

(j) The Security Agreement, duly executed by Seller (or its Affiliate), if required pursuant to Section 6.8(b); and

(k) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.5. Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller at least two (2) Business Days prior to the Closing Date;

(b) The Assignment and Assumption Agreements, duly executed by Buyer;

(c) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer’s Required Regulatory Approvals set forth on Schedule 7.1(c)(i);

(d) The Senior Notes Replacement Guarantee and the Senior Notes Release;

(e) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution, delivery and performance of this Agreement, each Additional Agreement to which Buyer is a party, and all of the other agreements and instruments, in each case, to be executed, delivered and performed by Buyer in connection herewith; and

(f) Either (i) the Indemnification Agreement, the Security Agreement and the Intercreditor Agreement (if applicable as of the Closing), each duly executed by Buyer and (if applicable) the Second Lien Acquisition Debt Holders and delivered to Seller; or (ii) a Buyer Letter of Credit, duly executed, but in each case in accordance with Section 6.8(b); and

(g) Such other permits, agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SAFE HARBOR

To Seller’s Knowledge after reasonable inquiry of the President and Secretary/Treasurer of Safe Harbor (except with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.14 and Section 3.15, which are qualified by Seller’s Knowledge only as expressly stated therein), and as an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

3.1. Organization and Existence.  Safe Harbor is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as it is now being conducted. Safe Harbor is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2. Company.  The legal name, place of organization and respective ownership interest of Safe Harbor is accurately and completely set forth on Schedule 3.2.  Safe Harbor does not own any direct or indirect equity ownership, participation or voting right or interest in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person.  Seller does not own any direct or indirect equity ownership, participation or voting right or interest in Safe Harbor other than Seller’s Interest, and to Seller’s Knowledge other than as set forth on Schedule 3.2, no other Person owns any equity ownership, participation or voting right or interest in or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by Safe Harbor.

3.3. Absence of Certain Changes or Events.  Except (a) as set forth on Schedule 3.3, and (b) for any action taken by Safe Harbor that would be permitted without Buyer’s consent under Section 6.9, since December 31, 2009, the Business has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to the sale of Safe Harbor.  Since December 31, 2009, there has not been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

3.4. Legal Proceedings.  Except as disclosed on Schedule 3.4, there are no suits, claims or other litigation, or any other material Actions pending or threatened against or otherwise relating to Safe Harbor before any Governmental Authority or any arbitrator.  Except as disclosed on Schedule 3.4, Safe Harbor is not subject to any Order of any Governmental Authority or any arbitrator that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. This Section 3.4 does not relate to (i) matters related to employee benefits, which matters are the subject of Section 3.8, (ii) environmental matters, which matters are the subject of Section 3.9, or (iii) matters related to Taxes, which matters are the subject of Section 3.11.

3.5. Compliance with Laws; Sufficiency of Permits and Assets.  Safe Harbor is in compliance in all material respects with any Law applicable to it or its Business or properties.  All Permits and all equipment, services, intellectual property, real property and other Assets, that Safe Harbor requires in order to own, lease, maintain, operate and conduct its Business in all material respects as currently conducted, are held by Safe Harbor, except as set forth on Schedule 3.5.  Safe Harbor is in compliance in all material respects with the terms of all Permits applicable to the Business.  Neither Seller nor Safe Harbor has received notice of any material violation of Law with respect to Safe Harbor or its Business or properties during the last five (5) years. This Section 3.5 does not relate to (i) matters related to employee benefits, which matters are the subject of Section 3.8, (ii) environmental matters, which matters are the subject of Section 3.9, or (iii) matters related to Taxes, which matters are the subject of Section 3.11.

3.6. Material Contracts.

(a) The contracts listed in Schedule 3.6(a) include all Material Contracts as of the date hereof.

(b) Each Material Contract constitutes the valid and binding obligation, in full force and effect, of Safe Harbor and the other parties thereto, except that in each case (i) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Except as set forth on Schedule 3.6(c), neither Safe Harbor nor any other party thereto is in default in the performance or observance in any material respect of the terms or provisions of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under, any Material Contract.

3.7. Properties; No Liens.  Except as set forth in Schedule 3.7, Safe Harbor has good and marketable title to, or valid leasehold interests in or sufficient other similar rights with respect to, all real property (including submerged land rights) owned or leased by Safe Harbor or otherwise necessary to permit the operation of its Business as a whole substantially as such Business has been operated heretofore.  None of such properties or any other Assets of Safe Harbor (whether real or personal) is subject to any Encumbrance, except for (i) Encumbrances set forth on Schedule 3.7 and (ii) Permitted Encumbrances.

3.8. Employee Benefits.

(a) Schedule 3.8(a) sets forth a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each material severance, change in control, vacation, bonus, and equity incentive plan, program, policy or agreement, in each case that is sponsored, contributed to or maintained by Safe Harbor and in which present or former employees of Safe Harbor participate (collectively, the “Benefit Plans”).  True and correct copies, or materially accurate summaries, of each such Benefit Plan have been made available to Buyer or its Representatives.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect: (x) the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Law and are administered in accordance with their terms and (y) each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has (A) received a favorable determination letter as to its qualification or (B) been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and in either case nothing has occurred that would reasonably be expected to result in the loss of such qualification.

(c) As of the date of this Agreement, there is no pending or threatened material litigation with respect to any Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

(d) Except as set forth on Schedule 3.8(d), or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(i) no current employees of Safe Harbor are represented by a union or other collective bargaining representative;

(ii) there are no pending or threatened, labor strikes, requests for representation, work stoppages or lockouts involving employees of Safe Harbor;

(iii) Seller has not received notice of any pending charges against Safe Harbor before any Governmental Authority responsible for the prevention of unlawful employment practices;

(iv) Safe Harbor is in compliance with all Laws affecting the employment of labor; and

(v) Seller has not received notice of any pending investigation by a Governmental Authority relating to Safe Harbor employees or employment practices.

3.9. Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as disclosed on Schedule 3.9: (a) Safe Harbor is in compliance with all Environmental Laws, (b) there are no claims pending or threatened against Safe Harbor relating to any violation of, or liability under, any Environmental Law, and (c) no Hazardous Substance has been Released at any real property owned by Safe Harbor or used by it in the operation of the Safe Harbor Station in an amount or condition that would reasonably be expected to result in liability under any Environmental Law.  Safe Harbor does not transport any Hazardous Substance off of its properties for disposal in a manner that would reasonably be expected to result in any material liability under any Environmental Law.  This Section 3.9 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws, Hazardous Substances or other environmental matters.

3.10. Insurance.  Safe Harbor and the Business or properties are insured as specified under the insurance policies and in the amounts listed on Schedule 3.10.  No written notice of cancellation or termination has been received by Safe Harbor with respect to any such material policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.11. Taxes.

(a) All material Tax Returns required to be filed by Safe Harbor have been filed when due in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects.

(b) Safe Harbor has timely paid in full all material Taxes shown as due and payable on such Tax Returns.

(c) Except as set forth on Schedule 3.11, there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to Safe Harbor and Safe Harbor has not received any written notice of deficiency or assessment from any Governmental Authority with respect to Taxes which has not been fully paid or finally settled or which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) Safe Harbor has timely and properly collected, withheld and remitted to the taxing authority to whom such payment is due all amounts required to be collected or withheld by Safe Harbor for the payment of material Taxes.

(e) Safe Harbor is not liable for the Taxes of any other Person, whether by Law, by contract or as successor or as transferee in interest and neither Seller nor any of its Affiliates is a party to a tax sharing, tax indemnity, tax allocation or similar agreement to which Safe Harbor is also a party.

(f) There are not Liens for Taxes (other than Permitted Encumbrances) on any of the assets of Safe Harbor.

(g) There are no waivers or outstanding agreements extending the applicable statutory period of limitations of Taxes for Safe Harbor.

(h) Safe Harbor is in compliance with the normalized method of accounting rules in accordance with Code Section 168(f)(2).

(i) Safe Harbor has not participated in and does not have any liability with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

3.12. Intellectual Property.  Except as set forth on Schedule 3.12, Safe Harbor possesses or has adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Business in the manner in which it is currently being conducted by Safe Harbor, except for the failure to possess or have adequate rights to use such properties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.12, there is no (a) infringement or claimed infringement by Safe Harbor of any patent, trademark, service mark or copyright of others or (b) infringement of any patent, trademark, service mark or copyright owned by or under license to Safe Harbor except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.13. Personal Property.  Except as set forth on Schedule 3.13, the machinery and equipment included as part of the Assets of Safe Harbor are in normal operating condition and in a state of reasonable maintenance and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the Business, in each case for machinery and equipment of a similar vintage.

3.14. Financial Statements; Absence of Undisclosed Liabilities.  Seller has previously furnished or made available to Buyer copies of the consolidated audited financial statements of Safe Harbor as of and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 and the consolidated unaudited financial statements of Safe Harbor as of and for the months ended January 31, 2010 through June 30, 2010 (the “Financial Statements”); and the Financial Statements fairly present, in all material respects, in conformity with GAAP, the financial position, the results of operations and cash flows of Safe Harbor as of the dates and for the periods indicated, subject in the case of any unaudited Financial Statements to normal year-end adjustments and the absence of footnotes.  Except as disclosed on Schedule 3.14, Safe Harbor has no Liability (whether accrued, absolute, contingent or otherwise) other than (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities or obligations that have arisen since December 31, 2009 in the ordinary course of business consistent with past practices, (iii) Liabilities incurred as required by or under the terms of this Agreement (including Liabilities to the extent paid or to be paid by Seller through the Safe Harbor Power Bill or the Power Bill Adjustment Amount) or under any Material Contract (excluding any breaches or defaults thereunder), or (iv) other Liabilities not in excess of $100,000 individually or $500,000 in the aggregate.

3.15. Regulatory Status.  Safe Harbor operates the Safe Harbor Station pursuant to and in compliance in all material respects with a project license issued by FERC and designated Project No. 1025, expiring April 22, 2030.  Safe Harbor is an “exempt wholesale generator” as such term is defined in the Public Utility Holding Company Act of 2005, as amended, and the regulations of the FERC promulgated thereunder.  Safe Harbor has been authorized by the FERC under the Federal Power Act to make sales of electric capacity and energy at market-based rates.  Seller has no Knowledge of any facts that are reasonably likely to cause Safe Harbor to lose its status as an “exempt wholesale generator” or its market-based rate authorization.  Safe Harbor currently sells the Safe Harbor Station output to its stockholders at cost-based rates pursuant to a long-term contract accepted by the FERC in Docket No. ER82-763.  Safe Harbor sells reactive power and voltage control services to PJM at cost-based rates pursuant to a rate schedule accepted in Docket No. ER03-423.

3.16. Exclusive Representations and Warranties.  It is the explicit intent of each Party hereto that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article III and Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

4.1. Organization; Qualification.  Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

4.2. Authority.  Seller has full limited liability company power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action required on the part of Seller. This Agreement has been duly executed and delivered by Seller; and this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3. Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Seller or the certificate or articles of incorporation and bylaws or other organizational documents of Safe Harbor; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material Contract or other instrument or obligation to which Seller is a party or by which it may be bound or any Material Contract, except for such defaults (or rights of termination, cancellation or acceleration) (A) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing, obtained, or (B) which would not be material to Safe Harbor and which would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement; or (iii) constitute a violation of any Law applicable to Seller or Safe Harbor which violation, individually or in the aggregate, would be material to Safe Harbor or would materially impair Seller’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such Consents and Filings which, if not obtained or made, would not be material to Safe Harbor or materially impair Seller’s ability to perform its material obligations under this Agreement; and (ii) such Consents and Filings which become applicable to Safe Harbor or Seller as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4. Title and Related Matters.  Seller is directly the legal and beneficial owner of, and has good and marketable title to, the Seller’s Interest, free and clear of all Encumbrances other than those arising pursuant to this Agreement, and the Seller’s Interest is duly authorized and validly issued.  There are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of, such Seller’s Interest, the subscription of additional shares of Voting Stock of Safe Harbor or any securities convertible into or evidencing the right to purchase additional shares of Voting Stock of Safe Harbor. Upon Closing, Buyer shall have good and marketable title to such Seller’s Interest, free and clear of any Encumbrances, restrictions on transfer and voting or preemptive rights, other than those arising pursuant to this Agreement or under any Additional Agreement.  Seller has no outstanding claims for expenses or reimbursement from Safe Harbor that will remain outstanding from and after the Closing.

4.5. Assigned Agreements.

(a) Each Assigned Agreement constitutes the valid and binding obligation, in full force and effect, of Seller and/or of its Affiliates party thereto and, to Seller’s Knowledge, the other parties thereto, except that in each case (i) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Schedule 4.5(b), neither Seller nor any of its Affiliates is in default and, to Seller’s Knowledge, no other party is in default in the performance or observance in any material respect of any terms or provisions of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Assigned Agreement.

4.6. Legal Proceedings.  There are no suits, actions or proceedings pending or threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby. Seller is not subject to any Order of any Governmental Authority which would, individually or in the aggregate, impair Seller’s ability to consummate the transactions contemplated hereby.

4.7. Brokers; Finders.  Except as set forth on Schedule 4.7, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. None of Buyer and its Affiliates (including, following the Closing, Safe Harbor) shall have any such responsibility or liability with respect to any Person set forth on Schedule 4.7.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

5.1. Organization; Qualification.  Buyer is a limited liability company, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer has heretofore delivered to Seller true and correct copies of its certificate of formation and limited liability company agreement as currently in effect.

5.2. Authority.  Buyer has full limited liability company power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action required on the part of Buyer. This Agreement has been duly executed and delivered by Buyer; and this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforceability may be subject to any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws now or hereafter in effect affecting or relating to enforcement of creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3. Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of formation and limited liability company agreement of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement (a “Buyer Material Adverse Effect”); or (iii) constitute a violation of any Law applicable to Buyer or any of its Subsidiaries, which violation, individually or in the aggregate, would have a Buyer Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings which, if not obtained or made, would not have a Buyer Material Adverse Effect.

5.4. Buyer’s Permits.  All Permits that Buyer requires in order to own and exercise the rights and obligations with respect to the Seller’s Interest and to perform the Assumed Liabilities are, or will be at or prior to the Closing, held by Buyer.

5.5. Availability of Funds.  Buyer, together with Buyer Parent, has sufficient funds available to it to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.

5.6. Legal Proceedings.  There are no suits, actions or proceedings pending or to Buyer’s Knowledge threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is not subject to any Orders of any Governmental Authority which would, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.7. Inspections.  Buyer is a sophisticated entity, is knowledgeable about the industry in which Safe Harbor operates, experienced in investments in such business and able to bear the economic risk associated with the purchase of the Seller’s Interest.  Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of the type contemplated in this Agreement, as well as the knowledge of Safe Harbor and its operations in particular, and has independently, based on such information, made its own analysis and decision to enter into this Agreement.  Buyer had access to the books, records, facilities and personnel of Safe Harbor for purposes of conducting its due diligence investigation of Safe Harbor.

5.8. Brokers; Finders.  Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby.

5.9. Investment Intent.  Buyer is acquiring the Seller’s Interest for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the Seller’s Interest, Buyer is not offering or selling, and will not offer or sell, for Seller or otherwise in connection with any distribution of the Seller’s Interest, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Seller’s Interest, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Seller’s Interest. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Seller’s Interest have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Seller’s Interest will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Seller’s Interest cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1. Access to Information.

(a) Between the date of this Agreement and the Closing Date: (i) Seller shall provide Buyer and its Representatives with information as to the Business, the Seller’s Interest, the Assigned Agreements and Safe Harbor as reasonably requested by Buyer and to the extent such information is readily available to Seller or could readily be obtained by Seller (including through existing information rights with respect to Safe Harbor) without any material cost or expense or material interference with the Business; provided that, notwithstanding the foregoing, Seller shall not be required to provide any information (A) which Seller reasonably believes it, its Affiliates or Safe Harbor is prohibited from providing to Buyer by reason of applicable Law or Permit, (B) which constitutes or allows access to information protected by attorney/client privilege, or (C) which Seller, its Affiliates or Safe Harbor is required to keep confidential or prevent access to by reason of any contract or agreement with a third party; and (ii) Seller shall provide Buyer and its Representatives with reasonable access to the facilities, properties and management of Safe Harbor as may be requested by Buyer, provided (A) such access shall be conducted at a time and in a manner so as not to unreasonably interfere with the operation of the Business, (B) Seller shall have the right to have one or more of its Representatives present at all times during any such access, and (C) any such access shall not include any invasive or destructive environmental testing or sampling.  Seller shall provide Buyer with prompt written notice of any meetings of the board of directors of Safe Harbor, including the written schedules, written agenda and written minutes thereto, as well as copies of any written resolutions adopted by the board of directors of Safe Harbor.

(b) All information furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.1 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms. Buyer shall be subject to and bound by all obligations of LS Power Equity Advisors, LLC under the Confidentiality Agreement as though Buyer were a party thereto.

(c) From and after the Closing Date, Buyer shall, and shall cause its Representatives to, afford to Seller, including its Representatives and Affiliates, reasonable access to all books, records, files and documents to the extent they are related to Safe Harbor, the Business or the Assigned Agreements in order to permit Seller and its Affiliates to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Actions relating to or involving Seller or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford Seller and its Affiliates reasonable assistance in connection therewith (including the books and records of Safe Harbor).  From and after the Closing, Buyer shall, and Buyer shall take such actions as are within its control to cause Safe Harbor to, cause such records to be maintained for not less than seven years from the Closing Date and not dispose of such records without first offering in writing to deliver them to Seller.  In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates and Representatives those employees of Buyer (or Safe Harbor) reasonably requested by Seller in connection with any Action, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer or Safe Harbor and (ii) Seller shall reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to Seller and its Affiliates and Representatives.

(d) From and after the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of Safe Harbor and its Business and the Assigned Agreements.  For a period of two (2) years from and after the Closing Date, Seller and its Affiliates shall keep confidential all nonpublic information in any form or medium, written or oral, concerning Safe Harbor and its Business and the Assigned Agreements, and shall not disclose such information to any third parties, except those of Seller’s Representatives who reasonably require access to such nonpublic information in connection with the transactions contemplated by this Agreement, including in connection with the enforcement hereof or for financial reporting, legal or regulatory compliance or tax purposes (provided Seller shall be responsible for any breach of this provision by any such Representative).  If Seller is requested pursuant to, or required by, applicable law, regulation, or by legal or regulatory process or governmental investigation, to disclose any such nonpublic information, Seller shall provide Buyer, unless restricted by applicable law, with prompt notice of such request or requirement in order to enable Buyer to (i) seek an appropriate protective order or other remedy, (ii) consult with Seller with respect to Seller taking steps to resist or narrow the scope of such request or legal process, or (iii) waive compliance, in whole or in part, with the terms of this Section 6.1(d).  In any such event, Seller shall use its commercially reasonable efforts to ensure that all such nonpublic information will be accorded confidential treatment and shall furnish only that portion of the nonpublic information which is legally required.  This Section 6.1(d) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Seller of its obligations hereunder.  Furthermore, nothing herein shall be deemed to limit or restrict Seller from disclosing any information in any action or proceeding by Seller or its Affiliates to the extent necessary to enforce any rights or remedies against Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

(e) Buyer shall not, prior to the Closing Date, contact any customer, vendor or supplier of, or director, officer, partner, member or employee of, or any other Person having business dealings with, Safe Harbor or Seller or its Affiliates with respect to the Business or the transactions contemplated hereby, including any Governmental Authority, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.

6.2. Public Statements.  Except as required by applicable Law or by applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party.

6.3. Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Seller’s Interest pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary Consents, and making all required Filings with, third parties required to be obtained or made in order to consummate the transactions hereunder.

6.4. Governmental Consents and Approvals.  Without limiting the generality of Section 6.3:

(a) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice (the “Antitrust Authorities”) all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority and take all other reasonable actions to obtain clearance from the Antitrust Authorities.  Buyer and Seller shall each exercise commercially reasonable efforts to prevent the entry in any proceeding brought by an Antitrust Authority or any Governmental Authority of an order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller shall pay one-half of all Filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such Filing and any such response.

(b) As promptly as practicable, but in no event later than forty-five (45) days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required Consents of all other Governmental Authorities, and make all other Filings required to be made prior to the Closing with respect to the transactions contemplated hereby, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals.  Each Party shall bear its own costs and expenses of the preparation of any such Filing.  Buyer and Seller will diligently pursue and use their commercially reasonable efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Authority from which any such Consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (unless prohibited by Law or by such Governmental Authority), and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences.

(c) Without limiting the generality of Section 6.4(b), each Party shall use its reasonable best efforts to make all Filings required by such Party under Section 203 of the Federal Power Act as are required in connection with the consummation of the transactions contemplated hereby as promptly as possible but in no event later than forty-five (45) days after the date of this Agreement. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications; provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any required approval is denied by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.

(d) Notwithstanding anything in this Agreement to the contrary, each of Buyer and Seller agrees that the making of any required Filings or the obtaining of any required Consents with or from any Governmental Authority are the equal responsibility of both Parties, and that each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to make such Filings or obtain such Consents with or from any Governmental Authority as are required in connection with the consummation of the transactions contemplated hereby and the Parties shall comply with Schedule 6.4(d).

(e) The Parties agree that, to the greatest extent practicable, all Filings required to be made and Consents required to be obtained under this Agreement will be combined with the Filings and Consents required under the terms of the Affiliate PSA, including through joint applications for all Consents under Section 203 of the Federal Power Act and a single HSR Act Filing.

6.5. Transfer Taxes.  All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby shall be borne equally by Buyer and Seller. Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

6.6. PJM Transfer Date.  Seller and Buyer shall cooperate and use their commercially reasonable efforts to cause the PJM Transfer Date to occur as of the Closing Date or as promptly as practicable thereafter.  If the PJM Transfer Date is not the Closing Date, Buyer and Seller (and, as applicable, their respective Affiliates) will enter into appropriate arrangements designed to provide that Buyer will receive all appropriate proceeds from the sale of one-third of the capacity, energy and ancillary services from the Safe Harbor Station following Closing.  Any such proceeds received by Seller or its Affiliates attributable to post-Closing periods shall be promptly paid to Buyer, and any proceeds received by Buyer or its Affiliates attributable to the sale of one-third of the capacity, energy and ancillary services from the Safe Harbor Station prior to Closing shall be promptly paid to Seller or its Affiliates.

6.7. Assigned Agreements.

(a) Subject to Section 6.7(b) and Section 6.7(c) and pursuant to the terms and conditions of the Assignment and Assumption Agreements, effective as of the Closing, (i) Seller and its Affiliates will transfer and assign to Buyer all of their rights and obligations under the Assigned Agreements arising following the Closing, and (ii) Buyer will accept the transfer and assignment of and agree to assume, pay, perform and discharge from and after the Closing all of the rights and obligations of the Assigned Agreements arising following the Closing.   From the date of this Agreement through the Closing Date, except as otherwise expressly contemplated by this Agreement or consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not (and shall cause its Affiliates (other than Safe Harbor) not to) assign, amend, terminate or waive any material term under any Assigned Agreement except to the extent such assignment, amendment or waiver would not affect such Assigned Agreement post-Closing or otherwise have any adverse impact, costs or impose any other Liability on Safe Harbor or its Affiliates.

(b) Seller and its Affiliates and Buyer will, in order to consummate the transactions contemplated in this Section 6.7, (i) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain any required Consents and, if applicable, make any required Filings in connection with the assignments contemplated by Section 6.7(a), and (ii) reasonably cooperate in good faith with the applicable counterparties to the Assigned Agreements and provide promptly such other information and communications to such counterparties to the Assigned Agreements as such counterparties to the Assigned Agreements may reasonably request in connection therewith.  For the avoidance of doubt, it is specifically acknowledged and agreed that no Party nor any of its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain any such Consent.  Seller and its Affiliates and Buyer will provide prompt notification to each other when any such Consent is obtained (or refused) and will advise each other of any material communications with any counterparties to the Assigned Agreements regarding any of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 6.7 shall not constitute an agreement to assign or assume any obligation, claim, right or benefit arising under any Assigned Agreement or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof.  Any transfer or assignment to Buyer by Seller and its Affiliates of any provision of any Assigned Agreement that requires the Consent of any third party shall be made subject to such Consent being obtained.  If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights or obligations of any of Seller or its Affiliates thereunder such that Buyer would not in fact receive all rights and obligations to be transferred to Buyer as contemplated by Section 6.7(a) above, Buyer will reasonably cooperate with the Seller and its Affiliates in any arrangement reasonably designed to provide that Buyer will have all of the rights and obligations of Seller and its Affiliates (including the economic benefits and risks thereof) following the Closing under any such Assigned Agreement to the extent that such rights and obligations are to be transferred to Buyer as contemplated by this Agreement.  The Seller and its Affiliates and Buyer will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Section 6.7, including such further acts and things as may be reasonably required to assist any other party hereto in complying with their respective obligations under any Assigned Agreement.

(d) Buyer and Seller agree that amounts payable to Seller or its Affiliates and amounts payable and obligations to be performed by Seller or its Affiliates under the Assigned Agreements for periods prior to Closing shall be for the account of Seller or its Affiliates, and amounts payable and obligations to be performed for periods following Closing shall be for the account of Buyer. Buyer and Seller will instruct each applicable counterparty to pay amounts owed thereunder for pre-Closing periods to Seller, and to pay amounts owed thereunder for post-Closing periods to Buyer.  In any event, however, any such proceeds received by Seller or its Affiliates attributable to post-Closing periods shall be promptly paid to Buyer, and any such proceeds received by Buyer or its Affiliates attributable to pre-Closing periods shall be promptly paid to Seller.

6.8. Senior Notes Guarantee, Indemnification Agreement, Security Agreement and Intercreditor Agreement.

(a) Buyer acknowledges that PPL Energy Supply has provided a guarantee of the obligations of Safe Harbor (the “Senior Notes Guarantee”) in connection with the Senior Notes which will not be terminated in connection with consummation of the transactions contemplated hereby.

(b) In consideration for the Senior Notes Guarantee remaining in place as of the Closing, between the date hereof and the Closing, Buyer agrees (i) to enter into the Indemnification Agreement, the Security Agreement (subject to the provisions of Schedule 6.8(b)(i) and (if applicable as of the Closing) the Intercreditor Agreement at Closing, and (ii) to use commercially reasonable efforts to cause the Second Lien Acquisition Debt Holders, if any as of the Closing, to enter into the Intercreditor Agreement.  If Buyer and Seller are unable to cause the occurrence of the foregoing sentence after using commercially reasonable efforts, Buyer shall, in lieu of entering into such agreements, obtain a letter of credit to provide for reimbursement of any amounts drawn under the Senior Notes Guarantee, which letter of credit shall be issued by a nationally recognized financial institution with a Credit Rating of no less than A-/A3, in amounts and subject to the terms and conditions set forth in Schedule 6.8(b)(ii) (such letter of credit, the “Buyer Letter of Credit”).

(c) From and after the Closing, prior to the creation of any Second Lien Debt Holders (including any additional Second Lien Debt Holders from time to time), Buyer agrees to either (i) enter into the Intercreditor Agreement and to cause the Second Lien Acquisition Debt Holders to enter into the Intercreditor Agreement, or (ii) enter into the Buyer Letter of Credit.

(d) Schedule 6.8(d) sets forth all outstanding letters of credit, guarantees or other forms of credit support posted by Seller or any of its Affiliates relating to Safe Harbor or the Business.

6.9. Conduct of Business Pending the Closing.

(a) Between the date of this Agreement and the Closing Date, Seller shall take such actions to cause Safe Harbor to (x) operate and maintain its Assets in the ordinary course of business consistent with past practices, and (y) use commercially reasonable efforts to preserve, maintain and protect its Assets in material compliance with applicable Permits and Laws. Without limiting the foregoing, except as set forth on Schedule 6.9(a), between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not (with respect to the Business), and shall cause Safe Harbor not to:

(i) sell or dispose of (x) any material Business assets or any material Assets or (y) any Assets in excess of $100,000 individually (or $500,000 in the aggregate) of Safe Harbor, other than sales or dispositions of obsolete or surplus Assets, sales and dispositions in connection with the normal and prudent repair or replacement of Assets, or sales or dispositions in accordance with any Material Contract (other than any Contract contemplated by clause (iii) of the definition of Material Contract);

(ii) declare, set aside or pay any dividend or distribution or other capital return in respect of the equity interests of Safe Harbor or redeem, purchase or acquire any debt or equity interests of Safe Harbor, or otherwise distribute in any form any cash or other assets of Safe Harbor to its equityholders; provided, that Safe Harbor shall be permitted to declare and distribute cash dividends in the ordinary course of business consistent with past practices;

(iii) create, incur or assume any Indebtedness;

(iv) merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;

(v) grant, issue, sell, or otherwise dispose of any of its equity interests, including granting options, warrants or other rights to acquire such equity interests;

(vi) effect any recapitalization, reclassification or like change in its capitalization;

(vii) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(viii) purchase any equity securities of any Person, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(ix) amend or modify its organizational documents;

(x) engage in any new line of business;

(xi) enter into, assign, amend, terminate or waive any material term under any Material Contract;

(xii) discharge, settle or satisfy any material Actions;

(xiii) defer the payment, discharge, settlement or satisfaction of any Liability outside the ordinary course of business consistent with past practices;

(xiv) assign or terminate in any respect or amend in any material respect, or give any waiver or consent with respect to, any Permit or Order;

(xv) enter into or amend any employment agreement, other than in the ordinary course of business consistent with past practice or with newly hired or promoted employees or as required by applicable Law; enter into any agreement with any labor union or association representing any employee, or hire or fire any Senior Members of Management of Safe Harbor, except as required by applicable Law;

(xvi) make any loan, advance or capital contribution to or investment in any Person, other than to any present employee of Safe Harbor in the ordinary course of business consistent with past practice;

(xvii) enter into any Contract with any Affiliate of Seller or any other holder of Voting Stock of Safe Harbor (other than Contracts not relating to Safe Harbor or to which Safe Harbor is neither a party nor bound);

(xviii) commence any litigation, arbitration or other material administrative or other proceedings;

(xix) make, change or rescind any Tax election, amend, in any material respect, any Tax Return, extend the statute of limitations with respect to any Tax, settle or compromise any Tax audit or enter into or amend any real or personal property Tax agreement, treaty or settlement that would affect the Tax liability of Safe Harbor; or

(xx) agree or commit to do any of the foregoing.

(b) Notwithstanding Section 6.9(a) or any other provision herein, Seller may take such actions within its control to cause Safe Harbor to take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws or Permits; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.

6.10. Post-Closing Dividend Payment.  Following Closing, Buyer shall take all actions within its control to cause Safe Harbor to pay the first dividend following the Closing Date consistent with past practice.

6.11. Additional Actions.  Notwithstanding anything herein to the contrary, including the limitations and qualifications set forth in Article VIII, Seller shall take such actions and do such things as and when required under Schedule 6.11.

ARTICLE VII

CONDITIONS

7.1. Conditions to Obligation of Buyer.  The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction or other Order by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Buyer agreeing to use commercially reasonable efforts to have any such injunction or Order lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 7.1(c)(i) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 7.1(c)(ii), shall have been duly obtained by Final Order, all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred, and none of such Consents shall impose additional terms or conditions that would reasonably be expected to result in any material and adverse impact on Buyer, its Affiliates or the Business, or would impose any material change or modification to this Agreement;

(d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing, other than, with respect to the covenants and agreements in Section 6.9(a), any Unintentional Safe Harbor Breach that could not reasonably be expected to have a Material Adverse Effect;

(e) The representations and warranties of Seller set forth in Article III and Article IV hereof shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date, which shall have been true and correct as of such date, and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect, which shall be true and correct in all respects);

(f) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and be continuing;

(g) Seller shall have delivered or shall stand ready to deliver all of the items required to be delivered by Seller hereunder, including pursuant to Section 2.4;

(h) Each of the Assigned Agreements shall have been assigned to Buyer or its designee in accordance with the terms and conditions of Section 6.7(a) and the Assignment and Assumption Agreements;

(i) Buyer shall have received all third party consents, waivers or approvals with respect to the sale of the Seller’s Interests, assignment of the Assigned Agreements or the consummation of the transactions contemplated by this Agreement as set forth on Schedule 7.1(i);

(j) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to Seller’s Knowledge, the conditions set forth in Sections 7.1(d), (e) and (f) have been satisfied;

(k) (i) If Buyer shall have delivered a written request at least five (5) Business Days prior to the Closing (provided that on or before such request, the consent set forth in Item No. 2 to Schedule 4.3(a) has been obtained), Seller shall have assigned, to a designee of Buyer, the Power Sale Agreement, dated December 10, 2009, by and between PPL EnergyPlus, LLC and National Railroad Passenger Corporation, including the related confirmations, or (ii) in all other events, Seller shall have executed the Master Power Sale Agreement as of the Closing; and

(l) The Affiliate PSA Closing shall occur simultaneously with the Closing on the Closing Date.

7.2. Conditions to Obligation of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No preliminary or permanent injunction or other Order by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Seller agreeing to use its commercially reasonable efforts to have any such injunction or Order lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 7.1(c)(i) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 7.1(c)(ii), shall have been duly obtained by Final Order, all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred, and none of such Consents shall impose additional terms or conditions that would reasonably be expected to result in any material and adverse impact on the Seller or its Affiliates, or would impose any material change or modification to this Agreement;

(d) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;

(e) The representations and warranties of Buyer set forth in Article V hereof shall be true and correct in all material respects as though made at and as of the Closing Date (other than such (i) representations and warranties that are made as of a specific date, which shall have been true and correct as of such date, and (ii) representations and warranties that are qualified by reference to materiality, Material Adverse Effect or Buyer Material Adverse Effect, which shall be true and correct in all respects);

(f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to Buyer’s Knowledge, the conditions set forth in Sections 7.2(d) and (e) have been satisfied;

(g) Seller shall have received all third party consents, waivers or approvals with respect to the sale of the Seller’s Interests, assignment of the Assigned Agreements or the consummation of the transactions contemplated by this Agreement as set forth on Schedule 7.2(g);

(h) Seller (and, as applicable, its Affiliates) and Safe Harbor shall have entered into agreements or other arrangements reasonably satisfactory to Buyer, Seller and Safe Harbor addressing the separation matters described on Schedule 7.2(h);

(i) Buyer shall have delivered or shall stand ready to deliver all of the items required to be delivered by Buyer hereunder, including pursuant to Section 2.5;

(j) (i) If Buyer shall have delivered a written request at least five (5) Business Days prior to the Closing (provided that on or before such request, the consent set forth in Item No. 2 to Schedule 4.3(a) has been obtained), Seller shall have assigned, to a designee of Buyer, the Power Sale Agreement, dated December 10, 2009, by and between PPL EnergyPlus, LLC and National Railroad Passenger Corporation, including the related confirmations, or (ii) in all other events, Buyer shall have executed the Master Power Sale Agreement as of the Closing; and

(k) The Affiliate PSA Closing shall occur simultaneously with the Closing on the Closing Date.

7.3. Failure Caused by Party’s Failure to Comply.  Neither Seller nor Buyer may terminate the Agreement in reliance on the failure of any condition set forth in Sections 7.1 or 7.2, as the case may be, if such failure was caused directly by such Party’s or its Affiliate’s failure to comply with any provision of this Agreement or the Affiliate PSA.

ARTICLE VIII

INDEMNIFICATION AND DISPUTE RESOLUTION

8.1. Indemnification.

(a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller’s Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, penalties, Actions, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any (A) representation and warranty set forth in Article V, or (B) any covenant or agreement of Buyer contained in this Agreement, or (ii) the Assumed Liabilities and Liabilities of Safe Harbor (other than the Excluded Liabilities); provided, however, that Buyer shall be liable to the Seller’s Indemnitees pursuant to clause (i) of this Section 8.1(a) only for Indemnifiable Losses for which any Seller’s Indemnitee gives written notice to Buyer  (setting forth with reasonable specificity the nature of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 10.4.

(b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (which, for the avoidance of doubt, includes Safe Harbor) (each, a “Buyer’s Indemnitee” and, together with Seller’s Indemnitees, an “Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer’s Indemnitee relating to, resulting from or arising out of, (i) any breach by Seller of any (A) representation and warranty set forth in Article III or Article IV (without giving effect to clauses (ii) or (iv) of the second sentence of Section 3.14), or (B) any covenant or agreement of Seller set forth in this Agreement, or (ii) the Excluded Liabilities; provided, however, that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer’s Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with Section 10.4; and provided further that Seller shall be liable to the Buyer’s Indemnitees pursuant to clause (i)(A) of this Section 8.1(b) for breaches of representations and warranties (and pursuant to clause (i)(B) of this Section 8.1(b) solely for any Unintentional Safe Harbor Breaches of the type contemplated by clause (i) of the definition of Unintentional Safe Harbor Breach of the covenants and agreements contained in Section 6.9(a) of this Agreement), (y) only after Indemnifiable Losses for such breaches, in the aggregate, exceed one and a half percent (1.5%) of the Purchase Price (provided, however, that once such threshold amount is exceeded, Buyer’s Indemnitees may recover all Indemnifiable Losses for such breaches incurred from and after the Closing Date without regard to such threshold amount), and (z) only for Indemnifiable Losses for such breaches, in the aggregate, up to, but not in excess of, twenty percent (20%) of the Purchase Price (other than, in each case, for breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.11, 4.1, 4.2, 4.4 and 4.7 as to which no such limitations in this proviso shall be applicable).

(c) The rights and remedies of Seller and Buyer set forth in this Article VIII are (except in cases of fraud) exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including Environmental Laws and including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss. Notwithstanding anything else in this Agreement, each of Seller and Buyer agree that this Agreement shall not limit or otherwise affect any non-monetary right or remedy which Seller or Buyer may have under this Agreement or otherwise limit or affect either Seller’s or Buyer’s right to seek equitable relief to enforce this Agreement, including the remedy of specific performance.

(d) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys’ fees suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim).  None of Seller nor any of its Affiliates shall have any right to contribution or set-off from Safe Harbor or its Affiliates following the Closing with respect to any claims made pursuant to this Article VIII.

(e) Any Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(e), the Indemnitee’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking any mitigation, reduction or elimination.

(f) For the avoidance of doubt, with respect to any Indemnifiable Losses paid or incurred by Safe Harbor or resulting from an Indemnifiable Loss of Safe Harbor (regardless of the Buyer’s Indemnitee claiming such Indemnifiable Losses), such Indemnifiable Losses with respect to Safe Harbor (i) shall only be paid or reimbursable to Buyer and (ii) shall, if paid or incurred by Safe Harbor or resulting from an Indemnifiable Loss of Safe Harbor (regardless of the Buyer’s Indemnitee claiming such Indemnifiable Losses), be limited to one third of such Indemnifiable Losses suffered in the aggregate by Safe Harbor in recognition that Seller is transferring only a one third economic interest in Safe Harbor to Buyer under this Agreement.

(g) Solely for purposes of any indemnification obligation of Seller under Section 8.1(b)and solely for purposes of calculating any applicable Indemnifiable Losses, the qualification as to Seller’s Knowledge with respect to the representations and warranties contained in Section 3.7 shall be disregarded.

8.2. Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any Action made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim; provided the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate (in each case, to the extent known) (i) the bases of the claim for indemnification, (ii) the amount or the method of computation of the amount of the Indemnifiable Loss that has been or may be incurred by the Indemnitee and (iii) a reference to the provision or provisions in this Agreement upon which such claim is based. Within ten (10) Business Days after receiving such notice, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel.

(b) Pursuant to the notice requirement in the final sentence of Section 8.2(a), in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, Buyer, shall be entitled to direct the defense against a Third-Party Claim for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other and, in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, Buyer, shall (and shall cause its respective Affiliates to) provide reasonable assistance in such defense at the direction of the Party so defending, including taking reasonable actions related to such defense (including making filings with Governmental Authorities) at the direction of such Party, provided that (i) Buyer or Seller (as applicable) is conducting a good faith defense, (ii) Buyer (in the case of a claim by a Seller’s Indemnitee), or Seller (in the case of a claim by a Buyer’s Indemnitee), has irrevocably acknowledged in writing its obligation to provide indemnification for such claim and (iii) the only relief sought by such Third-Party Claim is monetary (rather than equitable) in nature, and provided, further, that such party directing the defense shall not compromise or settle it without receiving a release of the indemnified parties and the indemnified parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof; in all other events, the indemnified parties (acting through the Buyer, in the case of a Buyer’s Indemnitee, or through Seller, in the case of a Seller’s Indemnitee) shall have the exclusive right to direct the defense against such Third-Party Claim (at the expense of the Indemnifying Party), with counsel selected by it and reasonably acceptable to the Indemnifying Party, provided, that the indemnified parties shall not compromise or settle such Third-Party Claim without receiving a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof.  Parties who are not directing the defense shall at all times have the right to participate in the defense of a Third-Party Claim in reasonable respects and at their own expense directly or through counsel of their choosing that is reasonably acceptable to the party directing the defense; provided that if the named parties to the Action include both the Indemnifying Party and one or more indemnified parties, the Indemnifying Party is directing the defense, and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the Indemnifying Party.

(c) If no such notice of intent to dispute and defend a Third-Party Claim is given by Buyer or Seller (whichever is authorized to act on behalf of the Indemnifying Party in accordance with the immediately preceding paragraph), or if such good faith defense is not being, or ceases to be, conducted by Buyer or Seller (as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by it and reasonably acceptable to the Indemnifying Party) and to compromise or settle it (at the Indemnifying Party’s expense), subject to receipt of a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof.  If the Third-Party Claim is one that by its nature cannot be defended solely by the party directing the defense, then the other party hereto shall make available such information and assistance (including without limitation its officers, employees and agents) as the party directing the defense may reasonably request and shall cooperate with such party directing the defense in such defense (at the expense of the Indemnifying Party).

ARTICLE IX

TERMINATION

9.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

(b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used its commercially reasonable efforts to seek relief from such Order; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; or (iii) if the Closing shall not have occurred or is not reasonably likely to occur within six (6) months after the date of this Agreement (the “Outside Date”) (provided, that (x) if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(c) or Section 7.2(c) have not been obtained and such Consents are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to nine (9) months after the date of this Agreement, and (y) in all events, if the Affiliate PSA Outside Date is extended under the terms of the Affiliate PSA, then the Outside Date shall automatically be extended to the same date as the Affiliate PSA Outside Date); provided, however, that the right to so terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach (or Affiliate’s breach) of this Agreement or the Affiliate PSA has caused, or resulted in, the failure of the Closing to occur on or before such date.

(c) This Agreement may be terminated by Seller upon written notice to Buyer if the Buyer Parent Guarantee, duly executed by Buyer Parent as of the date hereof, does not remain in full force and effect from and after the date hereof and through the Closing.

(d) This Agreement may be terminated by Buyer upon written notice to Seller if the PPL Energy Supply Guarantee, duly executed by PPL Energy Supply as of the date hereof, does not remain in full force and effect from and after the date hereof and through the Closing.

(e) Except as provided in Section 7.3, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which breach causes the closing condition in Sections 7.1(d) or 7.1(e) to not be capable of being satisfied (absent waiver by Buyer) and such breach is not cured (if subject to cure) by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach in writing.

(f) Except as provided in Section 7.3, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which breach causes the closing condition in Sections 7.2(d) or 7.2(e) to not be capable of being satisfied (absent waiver by Seller) and such breach is not cured (if subject to cure) by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach in writing.

(g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party at any time prior to Closing, if the Affiliate PSA has been terminated for any reason.

9.2. Effect of Termination.  Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 9.1, this Agreement shall be of no further force or effect (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Amendment and Modification.  This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties.

10.2. Expenses.  Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

10.3. Waiver of Compliance; Consents.  To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein.

10.4. Survival.  Other than (a) Section 3.1 (Organization and Existence), Section 3.2 (Company), Section 3.11 (Taxes), Section 4.1 (Organization; Qualification), Section 4.2 (Authority), Section 4.4 (Title and Related Matters), and Section 4.7 (Brokers; Finders), which shall survive indefinitely, and (b) Section 3.7 (Properties; No Liens), which shall survive the Closing until the third anniversary of the Closing Date, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date.  The covenants and agreements of the Parties contained in this Agreement shall not terminate on the Closing Date and shall survive indefinitely until performed in accordance with this Agreement.

10.5. Disclaimers.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH HEREIN, THE SELLER’S INTEREST ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER OR ITS AFFILIATES, THE SELLER’S INTEREST, THE BUSINESS, SAFE HARBOR OR THE ASSIGNED AGREEMENTS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE SELLER’S INTEREST OR THE ASSIGNED AGREEMENTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE SELLER’S INTEREST OR THE ASSIGNED AGREEMENTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE BUSINESS OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE BUSINESS OR THE SUITABILITY OF THE BUSINESS FOR OPERATION AS A POWER PLANT OR OTHERWISE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS.

10.6. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified U.S. mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any such notice of a change of address or facsimile number shall be effective only upon receipt thereof):

(a)	If to Seller, to:

PPL Holtwood, LLC c/o PPL Services Corporation Office of General Counsel Two North Ninth Street Allentown, PA 18101 Attention: General Counsel Facsimile: (610) 774-4455

and a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David Lieberman, Esq. Facsimile: (215) 455-2502

(b)	If to Buyer or Buyer Parent, to:
LS Power Development, LLC 1700 Broadway, 35th Floor New York, New York 10019 Attention: General Counsel Facsimile: (212) 615-3440

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4802 Attn: David A. Kurzweil Facsimile: (212) 751-4864

10.7. Assignment.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder.  Notwithstanding the foregoing, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, any or all of its rights and obligations under this Agreement (i) to one or more of its Affiliates or (ii) to its lenders or other financing sources as collateral security; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.

10.8. Governing Law; Forum; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters, including validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.9. Counterparts.  This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10. Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.

10.11. Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

10.12. Disclosure.  Except as otherwise provided in this Agreement, all Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered Schedule or Section hereof shall be deemed to correspond to and qualify any other numbered Schedule or Section relating to such Party to which the applicability of the disclosure is reasonably apparent on its face from a reading of such disclosure. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

10.13. Entire Agreement.  This Agreement and the Affiliate PSA (including the Schedules and Exhibits hereto and thereto), together with the Additional Agreements (when executed and delivered by the Parties) and the Confidentiality Agreement, constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions.

10.14. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

PPL HOLTWOOD, LLC
By:
Name: Title:

LSP SAFE HARBOR HOLDINGS, LLC
By:
Name: Title: